Exhibit 99.4

VISTRA-DYNEGY MERGER — EMPLOYEE Q&As

(October 30, 2017)

This is the first employee update and Q&A document that we plan to send throughout this transition. The plan is to send an update every three weeks even if there is not much to report. We believe that any communication, even if there have not been many developments, is important.

Please send any other questions to vistraquestions@dynegy.com.

•                  What was announced today?

Dynegy and Vistra are merging to create the leading integrated power company in the United States. The companies have entered into a definitive agreement under which Vistra will merge with Dynegy in a tax-free, all-stock transaction.

•                  Who is Vistra?

Vistra is a premier energy company focused on the competitive energy and power generation markets in Texas. Their integrated portfolio consists of TXU Energy, which provides retail electricity and value-added services to approximately 1.7 million residential and business customers in Texas, and Luminant, which generates and sells electricity from its diverse fleet of generation facilities and is a large purchaser of renewable power.

•                  What are the terms of the transaction?

Under the terms of the agreement, Dynegy stockholders will receive .652 shares of Vistra common stock for each share of Dynegy common stock they own, resulting in Vistra’s and Dynegy’s stockholders owning approximately 79% and 21%, respectively, of the combined company.

•                  What’s the rationale for this transaction?

The combination with Vistra accelerates Dynegy’s strategic initiatives of strengthening the Company’s balance sheet while creating the preeminent integrated power company. Vistra’s strength in retail and Texas generation combined with Dynegy’s national infrastructure and generation capabilities will provide an unmatched, highly efficient integrated business in key U.S. competitive markets. We will also have a much stronger balance sheet and the platform needed to take advantage of significant future growth and capital allocation opportunities. This will allow us to accomplish significantly more together with Vistra than we could do on our own.

•                  What will the combined company look like?

Following the close of the transaction, the company will be the leading integrated power company with significant scale in the key U.S. competitive markets. Vistra and Dynegy will collectively serve 2.9 million customers in four of the top five retail states, with estimated retail sales of approximately 75 terawatt hours (TWhs) in 2018. The combined company will also own approximately 40,000 megawatts (MW) of installed capacity, of which 65% is fueled by natural gas-and 84% is located in the ERCOT, PJM and ISO-NE competitive power markets.

•                  Who will lead the new combined company? What will the management and Board structure of the combined company look like?

Curt Morgan, head of Vistra, will lead the combined Company as President and CEO. He is a 35-year veteran of the power business and has worked at both NRG and EquiPower. Bill Holden and Jim Burke will serve as CFO and COO, respectively. We expect to be able to announce the remainder of the leadership team in a communication over the next few weeks. Dynegy will have three seats on the 11-seat combined company Board of Directors.

•                  Where will the Company’s headquarters be located?

The new company will be headquartered in Irving, Texas (just outside Dallas.) This is Vistra’s current headquarters location.

•                  Will Vistra keep any current Dynegy locations open?

To create a more efficient organization, the goal will be to consolidate our offices as much as possible. Vistra will take time to determine which locations are best suited to support the company going forward.

•                  Will Vistra be offering employment to any Dynegy employees from corporate and regional offices?

The combination will create the need to reduce overlaps in some work groups that primarily exist in functional and support areas. We expect to reduce the combined company’s net headcount across corporate and regional functions and locations. Vistra will want to ensure it has the best team possible, and will need to add headcount in some areas. There may be opportunities in Irving for those Dynegy employees interested in moving as Vistra works to consolidate the team. Together with Vistra we will establish an integration team that will work to develop a detailed and thoughtful plan to determine how the two companies will be combined.

•                  When will I know if I have a position with the combined company?

Vistra will notify Houston, Springfield, Collinsville and Cincinnati office-based employees of their employment status (to include role, office location and transition date) no later than April 15. We are committed to communicating frequently and openly throughout the process. Vistra will   look to fill existing open positions with employees whose jobs are affected. Our primary goal in this process is to ensure we retain the right people in the right positions, and it is going to take continued evaluation led by our integration team. Our goal is to treat all employees with respect and decency throughout this process.

•                  What will the process be for determining which Dynegy employees will be hired by Vistra?

The integration team will work with the business leaders to develop the right organizational structure to support the combined company and will then work through a structured review process to fill the positions. We will share more information as we go through the detailed integration process.

•                  Will Dynegy offer severance for employees who are laid off as a result of this transaction?

Dynegy’s severance plan may be viewed on the myDynegy policy center. This transaction, if approved and completed, constitutes a change in control (meaning a change in ownership essentially). Under a change in control, every full-time employee will receive A MINIMUM of 24 weeks of severance pay. The number of weeks of severance pay is relative to your level within the organization.

We realize this is a very important issue for you and so we will be holding workshops during November to detail the provisions of the severance compensation, including severance, short-term incentive (bonus payments) and long-term incentive programs. NOTE: the Change in Control plan termination plan benefits are more favorable to employees than the ordinary course termination plan benefits. (See the Dynegy Inc. Severance Plan on the myDynegy Policy Center for more detailed information.)

•                  What happens to my Long-Term Incentive?

Dynegy has been able to work with Vistra to ensure that there will be an LTI plan in 2018 provided the transaction closes after February 1. This is not the normal course with most mergers like this but we feel it is important to have the LTI in place during the transition. Dynegy issues many types of LTI compensation and we will provide more detail at a later date. For now, generally speaking, for previously issued LTI (2017 or earlier) for those who are employed by Vistra, your unvested Dynegy LTI awards will convert to Vistra equity (1:0.652) For employees who are severed, previously unvested LTI awards will accelerate and be paid out.

•                  If I am severed, will I be entitled to my prorated Short-Term Incentive (STI ) award for 2018 from Dynegy?

Employees will receive their 2017 STI payment under the terms of our current plan. In addition, employees will receive a prorated STI payment for 2018 based on the months they have been employed in 2018.

•                  Will there be any changes to Dynegy’s employee benefits?

Until the transaction closes, Dynegy and Vistra remain separate organizations and there will be no changes to compensation or benefit plans. As Dynegy is integrated into Vistra’s corporate structure, current Dynegy employees will transition to Vistra’s competitive benefit plans. The Company will continue to meet all negotiated benefit arrangements pursuant to current collective bargaining agreements for Dynegy and Vistra represented employees. More information on the benefit transition will come as the transaction gets closer to closing.

•                  Should I be going through Open Enrollment with Dynegy?

Yes, since we remain separate organizations you should participate in Dynegy’s benefit programs as you would normally. Open enrollment starts today, October 30 and runs through November 10.

•                  Will any plants be closed as a result of this transaction?

The combined company will continue to evaluate the fleet and market conditions just as Dynegy and Vistra have done independently. As it relates to other offices and locations, decisions will be made by Vistra during the course of the integration planning process. Vistra is looking at selling a few of their gas plants to comply with the limit that ERCOT has in place. No company may own more than 20% of the generation in the ERCOT region and upon close, Vistra would exceed that limit if there are no changes to their portfolio.

•                  How long do you expect the regulatory review process will take and when do you expect the transaction to close?

We expect the transaction will close in the first half of 2018. Approvals are needed from both companies’ stockholders, the Federal Energy Regulatory Commission (FERC), the U.S. Department of Justice (Hart-Scott-Rodino) and state regulatory agencies. Dynegy and Vistra operate in very complementary geographies, with Texas being our sole area of overlap, thus we do not expect any significant regulatory delay. ERCOT has a 20% ownership cap. Together, we expect to be below the 20% threshold by closing. Until that time, Dynegy and Vistra will continue to operate as separate entities.

•                  Will either company need to end or change any existing vendor/supplier/business partner relationships because of competition, conflicts or other issues?

Until the transaction is completed, this announcement will have no impact on our vendors, suppliers or partners. We are very early in the process and have made no decisions regarding these relationships. Our partners are extremely important to us and we are committed to working closely with them to ensure they are kept informed of any decisions. After the close, combining our businesses will provide significant earnings diversification and scale.

•                  What should I say if I’m asked about the transaction?

If you receive any inquiries from the media, please forward them to communications@dynegy.com or 713.767.5800.

•                  Who can I ask if I have more questions?

For any questions, please submit them to vistraquestions@dynegy.com and we will do our best to answer them in future employee communications. Please keep in mind that we are early in this process and we may not have all of the answers today. We will continue to provide as much information as we can, when we can.

Cautionary Note Regarding Forward-Looking Statements

The information presented herein includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Vistra Energy and Dynegy operate and beliefs of and assumptions made by Vistra Energy’s management and Dynegy’s management, involve risks and uncertainties, which are difficult to predict and are not guarantees of future performances, that could significantly affect the financial results of Vistra Energy or Dynegy or the combined company. All statements, other than statements of historical facts, are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “might”, “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “shall,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would,” “guidance,” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. Readers are cautioned not to place undue reliance on forward-looking statements. Although Vistra Energy and Dynegy believe that in making any such forward-looking statement, Vistra Energy’s and Dynegy’s expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and risks that could cause results to differ materially from those projected in or implied by any such forward-looking statement, including but not limited to (i) the failure to consummate or delay in consummating the proposed transaction; (ii) the risk that a condition to closing of the proposed transaction may not be satisfied; (iii) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated or that cause the parties to abandon the proposed transaction; (iv) the effect of the announcement of the proposed transaction on Vistra Energy’s and Dynegy’s relationships with their respective customers and their operating results and businesses generally (including the diversion of management time on transaction-related issues); (v) the risk that the credit ratings of the combined company or its subsidiaries are different from what Vistra Energy and Dynegy expect; (vi) adverse changes in general economic or market conditions (including changes in interest rates) or changes in political conditions or federal or state laws and regulations; (vii) the ability of the combined company to execute upon the strategic and performance initiatives contemplated herein (including the risk that Vistra Energy’s and Dynegy’s respective businesses will not be integrated successfully or that the cost savings, synergies and growth from the proposed transaction will not be fully realized or may take longer to realize than expected); (viii) there may be changes in the trading prices of Vistra Energy’s and Dynegy’s common stock prior to the closing of the proposed transaction; and (ix) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) by Vistra Energy and Dynegy from time to time, including (a) the uncertainties and risks discussed in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Vistra Energy’s prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act on May 9, 2017 (as supplemented), and (b) the uncertainties and risks discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” in the Dynegy’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, neither Vistra Energy nor Dynegy undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all of them; nor can Vistra Energy or Dynegy assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

This communication relates to the proposed merger pursuant to the terms of the Agreement and Plan of Merger, dated as of October 29, 2017, by and between Vistra Energy and Dynegy. The proposed transaction will be submitted to the respective stockholders of Dynegy and Vistra Energy for their consideration. In connection with the proposed merger, Vistra Energy expects to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Vistra Energy and Dynegy that also constitutes a prospectus of Vistra Energy (the “joint proxy statement”), which joint proxy statement will be mailed or otherwise disseminated to Vistra Energy stockholders and Dynegy stockholders when it becomes available. Vistra Energy and Dynegy also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VISTRA ENERGY, DYNEGY, THE PROPOSED MERGER AND RELATED MATTERS. You may obtain a free copy of the joint proxy statement and other relevant documents (if and when they become available) filed by Vistra Energy and Dynegy with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Vistra Energy with the SEC will be available free of charge on Vistra Energy’s website at www.vistraenergy.com or by contacting Vistra Energy Investor Relations at 214-812-0046 or at investor@vistraenergy.com. Copies of the documents filed by Dynegy with the SEC will be available free of charge on Dynegy’s website at www.dynegy.com or by contacting Dynegy Investor Relations at (713) 507-6466 or at ir@dynegy.com.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Vistra Energy and Dynegy and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. You can find information about Vistra Energy’s directors and executive officers in Vistra Energy’s prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act on May 9, 2017 (as supplemented), and on its website at www.vistraenergy.com. You can find information about Dynegy’s directors and executive officers in its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on

March 30, 2017, and on its website at www.dynegy.com. Additional information regarding the interests of such potential participants will be included in the joint proxy statement and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from Vistra Energy or Dynegy using the sources indicated above.

NO OFFER OF SOLICITATION

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.